Exhibit 107

Calculation of Filing Fee Table

Schedule TO

(Form Type)

CompoSecure, Inc.

(Name of Issuer)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$134,170,833.33(1)	0.00015310(2)	$20,541.55(2)

Fees Previously Paid	—		—

Total Transaction Valuation	$134,170,833.33

Total Fees Due for Filing			$20,541.55(2)

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$20,541.55(2)

(1)	Calculated solely for purposes of determining the filing fee. The purchase price of the 7.00% Exchangeable Senior Notes due 2026 (the “Notes”), as described herein, is US$1,000 per US$1,000 principal amount outstanding. As of October 8, 2024, there was US$130,000,000 aggregate principal amount of Notes outstanding, resulting in an aggregate maximum purchase price of US$134,170,833.33 (including accrued but unpaid interest).
(2)	The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and equals $153.10 for each US$1,000,000 of the value of the transaction.